EXHIBIT 10.1

FUEL SUPPLY AND MANAGEMENT AGREEMENT

between

ELWOOD ENERGY LLC

and

PEOPLES ENERGY RESOURCES CORP.

dated effective as of May 1, 2002 (the "Effective Date")

TABLE OF CONTENTS

ii

10.3 Fuel Manager Default	19
10.4 Elwood Default	21
10.5 Release of Obligations	21
ARTICLE XI INDEMNITY	22
11.1 Fuel Manager Indemnity	22
11.2 Elwood Indemnity	23
11.3 Survival	23
ARTICLE XII LIMITATION OF LIABILITY	23
12.1 Limitation of Liability	23
ARTICLE XIII REPRESENTATIONS AND WARRANTIES	24
13.1 By Fuel Manager	24
13.2 By Elwood	24
ARTICLE XIV FORCE MAJEURE	25
14.1 Force Majeure Generally	25
14.2 Definition of Force Majeure	26
14.3 Exclusions from Force Majeure	27
14.4 Extended Force Majeure	27
ARTICLE XV MISCELLANEOUS	27
15.1 Notices	27
15.2 Governing Law	28
15.3 Copies	29
15.4 Non Waiver	29
15.5 Headings	29
15.6 Binding Effect	29
15.7 Severability; Merger	29
15.8 Confidentiality	29
15.9 Disagreements	29
15.10 Survival	30
15.11 Acceptance	30
15.12 Amendment	30
15.13 Counterparts	30

Exhibits:
Exhibit A	Communications Protocol
Exhibit B	Fuel Manager Guaranty
Exhibit C-1	Elwood Guaranty (Dominion Energy, Inc.)
Exhibit C-2	Elwood Guaranty (Peoples Energy Corporation)

Iii

FUEL SUPPLY AND MANAGEMENT AGREEMENT

This FUEL SUPPLY AND MANAGEMENT AGREEMENT is made effective as of May 1, 2002, between ELWOOD ENERGY LLC, a Delaware limited liability company ("Elwood"), and PEOPLES ENERGY RESOURCES CORP., an Illinois corporation ("PERC" or "Fuel Manager"). Elwood and PERC are sometimes referred to herein individually as a "party" or collectively as the "parties."

RECITALS

A. Elwood Energy LLC owns and operates, a nominally 1,350 megawatt gas-fired power generation facility in Elwood, Illinois (the "Facility"). The Facility is comprised of nine (9) GE 7FA simple cycle combustion turbines.

B. Elwood has agreed to sell the capacity, energy and ancillary services from Units 1 through 4 and Unit 9 to Exelon Generation Company, LLC and from Units 5 through 8 to Aquila Energy Marketing Corporation and Utilicorp United, Inc.

C. In connection with securing Gas for the Facility, Elwood has entered into a Gas Transportation and Balancing Agreement dated as of May 1, 2001, as amended, with Northern Illinois Gas Company d/b/a Nicor Gas Company ("Nicor Gas" or "Nicor") (the "Nicor T&B Agreement") under which Nicor Gas will provide transportation, balancing and storage services for quantities of Gas (as defined herein) delivered to Nicor Gas or The Peoples Gas Light and Coke Company ("Peoples Gas") for the account of Elwood via the interstate pipeline facilities of Northern Border Pipeline Company ("NBPL"), Alliance Pipeline Company ("APL") and Natural Gas Pipeline Company of America ("NGPL") and will redeliver such quantities to Elwood at the Facility or into storage.

D. Subject to the terms and conditions of this Agreement, Fuel Manager has agreed to serve as Fuel Manager by taking on the exclusive rights and obligation to procure, schedule and deliver to Nicor and/or Peoples Gas volumes sufficient to meet Elwood's requirements for Gas at the Facility, including the management and administration of the Nicor T&B Agreement and any other agreements of Elwood specified herein.

ARTICLE I
DEFINITIONS

Whenever capitalized terms appear in this Agreement, they shall have the meanings set forth below. Capitalized terms used in this Agreement but not defined in this Article I or elsewhere in this Agreement shall have the meaning ascribed to such terms in the Nicor T&B Agreement, as applicable:

"0645 Elwood Forecast Burn" shall mean the estimate of Facility Consumption of Gas for the next Gas Day given by Elwood to PERC in accordance with Exhibit A.

"0700 PERC Forecast Burn" shall mean the estimate of Facility Consumption of Gas for the next Gas Day given by PERC to Nicor in accordance with Exhibit A, which shall be deemed to be the Forecast Burn described in the Nicor T&B Agreement (unless there is a 0915 Revised PERC Forecast Burn) except on Special Days as provided in Exhibit A.

"0900 Revised Elwood Forecast Burn" shall mean the sum of (i) the estimate of Facility Consumption of Gas as contained in the 0645 Elwood Forecast Burn for the next Gas Day, plus (ii) any additional estimated quantities of Facility Consumption of Gas for the next Gas Day as derived by Fuel Manager from the Dispatch Schedule received by Fuel Manager at 9:00 a.m. Central Clock Time in accordance with Exhibit A (determined as any increased quantity necessary for Units 5, 6, 7, and 8 collectively compared to the quantity for such units set forth in or determined from the 0645 Elwood Forecast Burn for such Gas Day).

"0915 Revised PERC Forecast Burn" shall mean the revised estimate of Facility Consumption of Gas for the next Gas Day given by PERC to Nicor in accordance with Exhibit A, which shall be deemed to be the Forecast Burn described in the Nicor T&B Agreement except on Special Days as provided in Exhibit A.

"Affiliate" when used with respect to any Person, means any Person controlling, controlled by or under common control with such Person. For the purposes of this definition, the term "controlling" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

"Agent" has the meaning set forth in Section 8.1(a).

"APL" means Alliance Pipeline Company and its successors.

"Btu" means British Thermal Unit, as calculated in the NBPL FERC Gas Tariff.

"Business Day" means any day that is not a Saturday, Sunday or any Federal Reserve Bank holiday.

"Central Clock Time" means the prevailing time (i.e., Standard Time or Daylight Savings Time) on any given day in the Central Time zone.

"Communications Protocol" has the meaning set forth in Section 4.2.

"Confidential Information" has the meaning set forth in Section 15.8.

"Critical Day" has the meaning ascribed to it in the Nicor T&B Agreement.

"Default Rate" means a rate of interest equal to the lower of (i) the then effective prime rate of interest published under "Money Rate" by the Wall Street Journal, plus two per cent (2%) per annum or (ii) the maximum applicable lawful interest rate.

"Delivery Point" means the outlet side of the interconnection between Nicor's meter(s) serving the Facility and Elwood's facilities for receiving Gas from Nicor.

"Dispatch Schedule" means the hour-by-hour, Unit-by-Unit power requirements submitted to Elwood by Elwood's power customers by 9:00 a.m. Central Clock Time on a calendar day prior to the calendar day on which energy is to be delivered.

"Dth" means the quantity of heat energy that is one (1) MMBtu. "Dth/d" shall refer to the number of Dth per Gas Day.

"Effective Degree Day" or "EDD" has the meaning associated to it in the Nicor T&B Agreement.

"Elwood Event of Default" has the meaning set forth in Section 10.4(a).

"Elwood Forecast Differential Quantities" shall mean the difference in the quantities in the 0900 Revised Elwood Forecast Burn, if one, and the 0645 Elwood Forecast Burn for a Gas Day.

"Elwood Forecast Variance" shall be the absolute difference for a Gas Day, expressed in MMBtus, between (i) the 0645 Elwood Forecast Burn or, if one, the 0900 Revised Elwood Forecast Burn, plus any Incremental Intraday Quantities agreed upon pursuant to Section 3.1(a), and (ii) the Facility Consumption for such Gas Day.

"Elwood Guarantor" means the Guarantor under an Elwood Guaranty.

"Elwood Guaranty" and "Elwood Guaranties" have the meanings set forth in Section 9.4.

"Facility" has the meaning set forth in Recital A.

"Facility Consumption" means the actual amount of Gas consumed by the Facility during a Gas Day.

"FERC" means the Federal Energy Regulatory Commission or any successor to that agency.

"FERC Gas Tariff" means the FERC-approved tariff, as it may be revised from time-to-time, of the interstate pipeline on which Gas is being transported.

"Firm" means that a party may interrupt or not schedule service only for reasons of force majeure or non-performance by the other party.

"Force Majeure" has the meaning set forth in Section 14.2(a) as to Elwood and has the meaning set forth in Section 14.2(b) as to Fuel Manager.

"Forfeited Gas" has the meaning set forth in Section 5.1(a).

"Fuel Manager Event of Default" has the meaning set forth in Section 10.3(a).

"Fuel Manager Guarantor" means the Guarantor under the Fuel Manager Guaranty.

"Fuel Manager Guaranty" has the meaning set forth in Section 9.3.

"Fuel Manager T&B Charges" has the meaning set forth in Section 5.2.

"Fuel Specifications" means the specifications for Gas set forth in the FERC Gas Tariff of the interstate pipeline on which the Gas is being transported.

"Gas" means natural gas that conforms to the Fuel Specifications.

"Gas Daily Average Price" means the price equal to the "Midpoint" price per MMBtu published in Gas Daily in the table entitled Daily Price Survey, under the entry for "Citygates, Chicago LDCs, large e-us" for the date of consumption at the Facility (or the date on which Gas is forfeited to Nicor under Section 7 of the Nicor T&B Agreement). The Gas Daily Average Price for any day for which the "Midpoint" price is not published shall be equal to the next published "Midpoint" price for a subsequent day first published after such day of non-publication; provided that if such subsequent day is in a month following the month in which the consumption occurred, the published "Midpoint" price first preceding the date of consumption shall be used.

"Gas Day" has the meaning ascribed to it in Nicor Gas' Schedule of Rates.

"Gas Inventory" means the quantity of Gas stored at a particular point in time under the Nicor T&B Agreement.

"Guarantor" has the meaning, with respect to any Guaranty, set forth in Exhibit B, Exhibit C-1 or Exhibit C-2, as applicable.

"Guaranty" means Exhibit B, Exhibit C-1 or Exhibit C-2, as applicable.

"Incremental Intraday Quantities" means the incremental quantities of Gas above the 0645 Elwood Forecast Burn or 0900 Revised Elwood Forecast Burn, as applicable, to be delivered and purchased hereunder on a Non-Special Day during a Non-Summer Month pursuant to the mutual agreement of Elwood and Fuel Manager attributable to a specific request by Elwood's power customers as set forth in Section 3.1(a).

"kWh" means kilowatt hour.

"Lenders" has the meaning set forth in Section 9.1.

"Maximum Daily Quantity" or "MDQ" means the maximum quantity of Gas that Fuel Manager shall be obligated to sell and deliver to Elwood for consumption at the Facility on any Gas Day and shall consist of both a Firm MDQ and a Non-Firm MDQ. The Firm MDQ during the Summer Months is 241,600 MMBtu/d and the Non-Firm MDQ is 120,800 MMBtu/d. The Firm MDQ during the Non-Summer Months is the lesser of (A) 284,400 MMBtu/d, or (B) the sum of (i) 88,875 MMBtu/d, (ii) the volume of Gas determined from the 0645 Elwood Forecast Burn for the applicable Gas Day, (iii) the Elwood Forecast Differential Quantities for the applicable Gas Day, (iv) any agreed upon Incremental Intraday Quantities for the applicable Gas Day, and (v) any Requested Authorized Use volumes for the applicable Gas Day. The Non-Firm MDQ on a Non-Summer Gas Day shall be Fuel Manager's obligation, using reasonable efforts, to sell and deliver remaining quantities above the Firm MDQ up to 426,600 MMBtu/d in total.

"Maximum Hourly Quantity" or "MHQ" means the maximum quantity of Gas that Elwood may consume at the Facility during any hour. The MHQ during the Summer Months is 15,100 MMBtu/hour and the MHQ during the Non-Summer Months is 17,775 MMBtu/hour.

"MMBtu" means One Million British Thermal Units. "MMBtu/d" shall refer to the number of MMBtu per Gas Day.

"MMDth" means One Million Dth.

"NBPL" means Northern Border Pipeline Company and its successors.

"NGPL" means Natural Gas Pipeline Company of America and its successors.

"Nicor Gas" or "Nicor" has the meaning set forth in Recital C.

"Nicor Gas Outage Condition" has the meaning set forth in Section 14.2(b).

"Nicor Gas' Schedule of Rates" has the meaning set forth in the Nicor T&B Agreement.

"Nicor T&B Agreement" has the meaning set forth in Recital C.

"Non-Firm" means that a party must use commercially reasonable efforts to provide service up to the quantity designated in this Agreement as "Non-Firm," and there is no penalty associated with a party's failure or inability to provide Non-Firm service; provided, once agreed upon and scheduled, Non-Firm quantities may only be interrupted without penalty if due to Nicor's inability to provided transportation and/or storage services under the Nicor T&B Agreement or for reasons of Force Majeure.

"Non-Special Day" means any Gas Day that is not a Special Day.

"Non-Summer Months" means the months of October, November, December, January, February, March, April and May.

"Peoples Gas" has the meaning set forth in Recital C.

"Peoples Gas T&B Agreement" means the companion transportation and balancing agreement between Nicor Gas and Peoples Gas which is used to support Nicor services on behalf of Elwood.

"Person" means an individual or a corporation, partnership, limited partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or other entity, governmental authority or other political subdivision.

"Pipeline Outage Condition" has the meaning set forth in Section 14.2(b).

"Prudent Management Practices" means acts or practices undertaken by a prudent fuel manager assigned with the task of purchasing and managing the supply of gas and administering balancing and transportation arrangements to meet the prescribed daily firm obligations of a competitive non-utility power generating facility, which acts and practices in the case of Fuel Manager (or Agent as the case may be) shall be undertaken in a manner consistent with this Agreement, other contracts and agreements necessary for the operation of the Facility, and the laws, rules and regulations which may apply to the ownership and operation of the Facility.

"Purchase Agreement" means any contract, purchase order or other agreement (other than the Nicor T&B Agreement) for the purchase, transportation or storage of Gas for use or potential use, by Elwood at the Facility.

"Receipt Point" means each point of interconnection between the system of Nicor or Peoples Gas and the system of NBPL, APL or NGPL.

"Reference Price" means the price agreed to by Elwood and Fuel Manager for any Incremental Intraday Quantities as set forth in Section 3.1(a), which shall be used to calculate amounts due under Section 5.1(e).

"Representatives" has the meaning set forth in Section 15.8.

"Revised Dispatch Schedule" means the hour-by-hour, Unit-by-Unit energy requirements submitted to Elwood by Elwood's power customers after 9:00 a.m. Central Clock Time on a calendar day one (1) hour prior to delivery of energy during Summer Months and three to five (3-5) hours prior to delivery of energy during Non-Summer Months.

"Sellers" means, as applicable, suppliers of Gas and suppliers of transportation and storage of Gas.

"Short Notice" has the meaning set forth in Section 4.2.

"Special Day" shall mean a Gas Day on which, for the entire Gas Day or any part thereof, (a) Nicor had declared a Critical Day under the Nicor T&B Agreement, (b) Nicor has forecasted that the Gas Day will be an Effective Degree Day greater than or equal to 60 EDD, and an hourly delivery limitation has been imposed by Nicor under the Nicor T&B Agreement, (c) storage withdrawal or transportation service has been curtailed by Nicor under the Nicor T&B Agreement, or (d) Nicor has declared a force majeure under the Nicor T&B Agreement.

"Summer Months" means the months of June, July, August and September.

"Taxes" has the meaning set forth in Section 9.2.

"Term" has the meaning set forth in Section 2.1.

"Unit" means the nine (9) GE 7FA simple cycle combustion turbines described in Recital A, any one of which is a "Unit."

ARTICLE II
TERM AND DESIGNATED REPRESENTATIVES

2.1 Term.

The term of this Agreement (the "Term") shall begin as of May 1, 2002 and shall continue for an initial term of two (2) years through April 30, 2004, and year to year thereafter, unless terminated by either Party upon sixty (60) days written notice prior to the end of the initial term or any one-year extension thereafter or unless terminated in accordance with Article X herein. Notwithstanding the foregoing, Elwood, at its sole discretion, shall have the right during the first year of the initial term to terminate this agreement by providing Fuel Manager with sixty (60) days prior written notice.

2.2 Designated Representatives.

Any communications between the parties regarding authorizations by Elwood required under this Agreement for actions to be taken by Fuel Manager shall be made only by a designated representative of Elwood in accordance with the Communications Protocol contained in Exhibit A to this Agreement.

ARTICLE III
RESPONSIBILITIES OF FUEL MANAGER

3.1 Supply and Delivery of Gas.

(a) Subject to Section 10.3(c) of this Agreement, during the Term, Fuel Manager, at its own cost and expense (except as set forth in Section 5.1), shall supply and arrange for the delivery of Gas in accordance with Prudent Management Practices (as defined herein) to the Receipt Points for redelivery by Nicor or its designee to the Facility or into storage under the Nicor T&B Agreement, on a firm basis up to the Firm MDQ and for the purchase price set forth in Section 5.1 hereof, Elwood's full Gas requirements for consumption by the Facility, subject to the limitations of the Nicor T&B Agreement; provided, however, that on a Special Day Fuel Manager will be obligated to deliver Gas only if Fuel Manager and Elwood agree on a quantity (which may include an MHQ) and price for Gas to be delivered to the Receipt Points for such Special Day (the "Special Day Quantities"). Additionally, while not limiting Fuel Manager's obligations hereunder, on Non-Special Days during Non-Summer Months Elwood may request that Fuel Manager provide Elwood with a price quote for incremental intra-day quantities of Gas to be delivered and purchased hereunder that are above the quantity of the 0645 Elwood Forecast Burn or, if one, the 0900 Revised Elwood Forecast Burn for such Gas Day and attributable to a specific request by Elwood's power customers for delivery during such Gas Day, such quantity is referred to herein as the Incremental Intraday Quantities. Upon the mutual agreement of Elwood and Fuel Manager as to the quantity (which may include an MHQ) and Reference Price for any Incremental Intraday Quantities, Fuel Manager shall be obligated to deliver and Elwood shall be obligated to take such Incremental Intraday Quantities at the Receipt Points on a firm basis. If Elwood requests Gas in excess of the Firm MDQ, Fuel Manager's obligation to supply and arrange for the delivery of such Non-Firm Gas shall be on a reasonable efforts basis only up to an additional daily quantity not to exceed the applicable Non-Firm MDQ, without any penalty for Fuel Manager's failure to do so.

(b) Fuel Manager agrees that, during the term of this Agreement, all Gas scheduled for consumption by the Facility, and required to be sold and delivered by Fuel Manager, must be (i) nominated on the appropriate interstate pipeline's nomination system and to the Nicor Gas Exchange nomination system, or such other electronic nomination system as Nicor may implement from time-to-time, on a timely basis and within the defined parameters of the Nicor T&B Agreement, (ii) met from the storage capacity available under the Nicor T&B Agreement and Fuel Manager's management of inventory therein, or (iii) purchased from Nicor as Requested Authorized Use volumes or Unauthorized Use volumes, as applicable, under the Nicor T&B Agreement. Except as provided in Section 10.3(c), Fuel Manager shall be the sole supplier of Gas to the Facility during the term of this Agreement.

(c) In discharging its responsibilities, Fuel Manager shall be responsible for managing fuel supply volumes within the defined parameters of the Nicor T&B Agreement and for the charges assessed by Nicor for failure to do so, which are limited to those charges for which Fuel Manager is responsible under Section 5.2.

3.2 Contract Management and Administration.

(a) Fuel Manager shall be responsible, using Prudent Management Practices, twenty-four (24) hours a day, seven (7) days a week during the Term, for all communications, nominations, balancing and administration under the Nicor T&B Agreement. In the event that PERC's performance under this Agreement results in written notice from Nicor Gas that service may or will be suspended under the Nicor T&B Agreement, Elwood reserves the right to immediately suspend or terminate this Agreement if Fuel Manager does not cure the conditions that caused such notice to issue in time to prevent any such suspension or termination, and, in the event of termination, the provisions of Section 10.5 shall apply.

(b) Fuel Manager will also report to Elwood on a weekly and monthly basis relevant information regarding Fuel Manager's performance under this Agreement, including without limitation the information set forth in Section 3 of Exhibit A to this Agreement, in a format that can be stored and analyzed electronically in a manner and format acceptable to Elwood in its reasonable judgment, such as in a spreadsheet.

3.3 Quality of Gas.

Fuel Manager covenants that all Gas provided hereunder by Fuel Manager shall be merchantable natural gas, free of liens and encumbrances of any kind, and shall comply with the Fuel Specifications.

3.4 Compliance.

Fuel Manager shall comply with all applicable state, federal and local laws, rules, orders, ordinances and regulations, shall give all required notices and procure and shall maintain all applicable governmental permits and licenses necessary for its performance of this Agreement, and shall pay all charges and fees in connection with obtaining the permits and licenses.

3.5 Metering.

For the purpose of measuring quantities of Gas delivered to the Facility, Gas shall be metered and measured by Nicor Gas at its meters located at the "Delivery Point" as defined in the Nicor T&B Agreement, and such meters shall be tested and an adjustment to such measurements shall be made in accordance with the specifications and standards set forth in Nicor Gas' Schedule of Rates. In the event any such meter is not operating or is out of service, Gas delivered to the Facility shall be measured for the purposes of this Agreement by using reasonable proxies, such as the Elwood turbine meters for each Unit or the electric revenue meters with a heat rate conversion factor of 10,900 Btu/kWh (HHV) at 85 degrees Fahrenheit and 60 percent humidity, subject to adjustment for actual ambient conditions and actual load factors of each Unit. Any such proxy must provide the best available data in accordance with the mutual agreement of the parties.

ARTICLE IV
RESPONSIBILITIES OF ELWOOD

4.1 On-Site Gas Handling Equipment.

Elwood shall operate and maintain the on-site equipment at the Facility for receiving and handling Gas.

4.2 Notice of Facility Operations.

All sales of Gas to Elwood, up to the MDQ each Gas Day, shall be on a "Short Notice" basis, meaning that Elwood is required to use reasonable efforts to provide Fuel Manager with notice regarding startups or shutdowns of the Facility and estimated Gas requirements, all in accordance with this Article IV and the Communications Protocol set forth in Exhibit A to this Agreement.

4.3 Operation of the Facility.

In operating the Facility, Elwood shall follow the following standards:

(a) Once a Unit is started, it shall run for a minimum of four (4) hours prior to shutting down, except that a Unit may be shut down sooner if a mechanical problem occurs.

(b) Once a Unit is shut down, it shall remain off-line for a minimum of two (2) hours.

(c) In the Summer Months, all nine (9) of the Units are available for dispatch and will be started and operated in accordance with the Revised Dispatch Schedule but in no event less than one (1) hour after notice of the Revised Dispatch Schedule is received by Elwood.

(d) In the Non-Summer Months, (i) five (5) of the Units are available for dispatch and will be started and operated in accordance with the Revised Dispatch Schedule but in no event less than three (3) hours after notice of the Revised Dispatch Schedule is received by Elwood and (ii) four (4) of the Units are available for dispatch during Peak Hours (6:00 a.m. - 10:00 p.m. Central Clock Time, Monday-Friday, except any holiday as defined by the North American Electric Reliability Council or any successor organization) and will be started and operated in accordance with the power dispatch in the Dispatch Schedule in effect at 9:00 a.m. Central Clock Time on the previous calendar day, unless other arrangements are negotiated and agreed to by Elwood and Fuel Manager.

4.4 Status of Nicor T&B Agreement.

Elwood shall maintain the Nicor T&B Agreement in full force and effect during the Term of this Agreement. Elwood shall not agree to any changes to the Nicor T&B Agreement with the explicit intent (or resulting effect) to alter the rights or obligations of Fuel Manager, without Fuel Manager's express consent. If changes are made to the Nicor T&B Agreement to address other good faith business purposes without Fuel Manager's express consent and such changes result in a reduction in Fuel Manager's rights as agent under the Nicor T&B Agreement, or increase its obligations thereunder or under this Agreement, then Fuel Manager shall have the right, in addition to any other available remedies, to either, at Fuel Manager's sole option, terminate this Agreement or negotiate with Elwood a different pricing structure. Elwood will consult with Fuel Manager prior to agreeing with Nicor to any changes in the Nicor T&B Agreement which may reduce Fuel Manager's rights or increase its obligations.

4.5 Storage Balance

(a) On the Effective Date, Elwood shall transfer and sell to Fuel Manager and Fuel Manager shall take and purchase from Elwood the quantity of Gas accounted for as the Balancing Service Account Balance under the Nicor T&B Agreement, as of the end of the Gas Day of April 30, 2002. The price per MMBtu that Fuel Manager shall pay Elwood for such Gas is the price first published on or after the Effective Date in "Natural Gas Intelligence Weekly Gas Price Index" under the headings Spot Gas Prices, Bidweek, Chicago Citygate, Avg. or any successor to that index. Fuel Manager's payments for such Gas may be (i) applied by Elwood or Fuel Manager as a credit to Fuel Manager's invoices, effectively netting such payments against the amounts owed Fuel Manager under this Agreement or (ii) invoiced by Elwood directly to Fuel Manager thereby requiring Fuel Manager to remit such funds to Elwood within ten (10) days, subject to Section 7.6, of Fuel Manager's receipt of such invoice. Fuel Manager shall have the right to utilize Elwood's storage rights under the Nicor T&B Agreement, subject to the terms of the Nicor T&B Agreement, during the term hereof for the storage of Gas to be sold to Elwood hereunder and Fuel Manager shall be responsible for Nicor's Unaccounted-for Gas charges with respect to storage injections under the Nicor T&B Agreement.

(b) Upon termination of this Agreement for any reason, Fuel Manager shall transfer and sell to Elwood and Elwood shall take and purchase from Fuel Manager the quantity of Gas accounted for as the Balancing Service Account Balance under the Nicor T&B Agreement, as of the end of the Gas Day on the termination date. The price per MMBtu that Elwood shall pay Fuel Manager for such Gas is the price first published on or after the termination date in "Natural Gas Intelligence Weekly Gas Price Index" under the headings Spot Gas Prices, Bidweek, Chicago Citygate, Avg. or any successor to that index. Fuel Manager may invoice Elwood for such Gas on the final invoice it issues under this Agreement or as a separate invoice and payment shall be due under the terms and conditions set forth in Article VII. Notwithstanding the foregoing, Fuel Manager will use commercially reasonable efforts to establish a final Balancing Service Account Balance target attributable to Fuel Manager's stored Gas quantities prior to the termination of this Agreement and shall work with Elwood in the months preceding termination of this Agreement to determine the appropriate final Balancing Service Account Balance.

ARTICLE V
PAYMENTS RELATED TO GAS

5.1 Payments by Elwood.

(a) For any Non-Special Day, Elwood shall pay to Fuel Manager for Facility Consumption and quantities forfeited to Nicor under Section 7 of the Nicor T&B

Agreement ("Forfeited Gas") at a price per MMBtu equal to the Gas Daily Average Price plus four cents (4 cents). Elwood shall have no obligation to purchase from Fuel Manager any Gas during any month except Facility Consumption and Forfeited Gas. Such payments, and payments described in the other provisions of this Section 5.1, shall be made in accordance with Section 7.2 for the applicable month.

(b) For any Non-Special Day, Elwood shall pay to Fuel Manager five cents (5 cents) per MMBtu for the Elwood Forecast Variance for each Gas Day, up to a 241,600 MMBtu/d variance during the Summer Months and up to a 67,400 MMBtu/d variance during the Non-Summer Months.

(c) For any Special Day, Elwood shall pay Fuel Manager the price negotiated by the parties for the Special Day Quantities delivered by Fuel Manager pursuant to the mutual agreement of the parties under Section 3.1(a) for such Special Day and actually taken and consumed by Elwood at the Facility.

(d) In addition to the price specified in Section 5.1(a) to be paid for Facility Consumption, on any Non-Special Days during Non-Summer Months Elwood shall pay to Fuel Manager sixteen cents (16 cents) per MMBtu multiplied by the Elwood Forecast Differential Quantities for the applicable Gas Day.

(e) In addition to the price specified in Section 5.1(a) to be paid for Facility Consumption, Elwood shall pay to Fuel Manager an amount equal to the positive difference between the Reference Price and the price set forth in Section 5.1(a) multiplied by the Incremental Intraday Quantities actually taken and consumed by Elwood at the Facility for the applicable Gas Day. If such amount is a negative number for a Gas Day, then Fuel Manager shall pay the absolute value of it to Elwood in accordance with Section 5.2(c).

(f) On any Gas Day in which Elwood takes and consumes less than one hundred percent (100 percent) of any agreed upon Special Day Quantities (and such failure is not excused by Force Majeure), then (A) Elwood shall reimburse Fuel Manager for the positive difference, if any, between the price in effect for such quantities of Gas and the Daily Deficiency Price (as defined below) multiplied by the quantities of Gas Elwood failed to purchase, and (B) Fuel Manager shall reimburse Elwood for the positive difference, if any, between the Daily Deficiency Price and the price in effect for such quantities of Gas multiplied by the quantities of Gas Elwood failed to take and consume. As used in this Subsection (f), the "Daily Deficiency Price" shall mean the New York Mercantile Exchange ("NYMEX") natural gas futures contract settlement price for the prompt month on the Day of the purchase deficiency adjusted for the basis location price differential between Henry Hub and Chicago (which may be either a positive or a negative amount).

(g) On any Gas Day in which Elwood takes and consumes less than ninety-five percent (95%) of any agreed upon Incremental Intraday Quantities (and such failure is not excused by Force Majeure), then (A) Elwood shall reimburse Fuel Manager for the positive difference, if any, between the price in effect for such quantities of Gas and the Daily Deficiency Price (as defined below) multiplied by the quantities of Gas Elwood failed to purchase below ninety-five percent (95 percent) of the Incremental Intraday Quantities, and (B) Fuel Manager shall reimburse Elwood for the positive difference, if any, between the Daily Deficiency Price and the price in effect for such quantities of Gas multiplied by the quantities of Gas Elwood failed to take and consume below ninety-five percent (95 percent) of the Incremental Intraday Quantities. As used in this Subsection (g), the "Daily Deficiency Price" shall mean the Gas Daily Average Price for transactions conducted on the following Gas Day as reported in Gas Daily on the second Gas Day following the Gas Day of the purchase deficiency plus four cents (4 cents).

(h) On any Gas Day in which Elwood takes and consumes less than ninety percent (90 percent) of any Elwood Forecast Differential Quantities (and such failure is not excused by Force Majeure), then (A) Elwood shall reimburse Fuel Manager for the positive difference, if any, between the price in effect for such quantities of Gas and the Daily Deficiency Price (as defined below) multiplied by the quantities of Gas Elwood failed to take and consume below ninety percent (90 percent) of the Elwood Forecast Differential Quantities and (B) Fuel Manager shall reimburse Elwood for the positive difference, if any, between the Daily Deficiency Price and the price in effect for such quantities of Gas multiplied by the quantities of Gas Elwood failed to purchase below ninety percent (90%) of the Elwood Forecast Differential Quantities. As used in this Subsection (h), the "Daily Deficiency Price" shall mean the Gas Daily Average Price for transactions conducted on the following Day as reported in Gas Daily on the second Gas Day following the Gas Day of the purchase deficiency plus sixteen cents (16 cents).

(i) Elwood shall pay to Nicor Gas when due all fees and charges, including taxes and surcharges, due under the Nicor T&B Agreement, subject to Fuel Manager's obligation to reimburse Elwood for some of such charges as provided in Section 5.2.

(j) As compensation for its performance of the duties and obligations set forth in Section 3.2, Elwood shall pay Fuel Manager the sum of Sixty Five Thousand Dollars ($65,000) per month for each of the Summer Months and Ten Thousand Dollars ($10,000) per month for each of the Non-Summer Months.

(k) As compensation for the carrying costs associated with the Gas purchased by Fuel Manager pursuant to Section 4.5(a), Elwood shall pay Fuel Manager each month during the Term of this Agreement a carrying charge determined using an annual interest rate of four percent (4 percent) and the purchase price determined pursuant to Section 4.5(a). The monthly carrying charge shall equal the purchase price determined pursuant to Section 4.5(a) mulitplied by 0.003333 (four percent divided by 12).

(l) If and when any amount is received, as either an actual payment or a credit, by Elwood from Nicor under Section 10 (reduction of MMDN rights) of the Nicor T&B Agreement with respect to any Month during the term hereof, Elwood shall pay such amounts to Fuel Manager, which shall be due and payable with the next payment otherwise due hereunder. Fuel Manager also shall receive the benefit of the limitation on application of Nicor's Unaccounted-for Gas percentage contained in Section 9 of the Nicor T&B Agreement.

(m) The Gas purchased and sold hereunder and consumed by Elwood at the Facility shall be deemed delivered in the following order: (i) Special Day Quantities agreed upon pursuant to Section 3.1(a); (ii) Incremental Intraday Quantities agreed upon pursuant to Section 3.1(a); (iii) Elwood Forecast Differential Quantities; and (iv) all other Gas delivered under this Agreement.

5.2 Payments by Fuel Manager.

(a) Fuel Manager shall reimburse Elwood in accordance with Section 7.2 for the billed charges under the following sections of the Nicor T&B Agreement to the extent that (i) such charges are incurred with respect to Non-Special Days, (ii) Elwood has provided notices and information in accordance with the Communications Protocol, (iii) such charges are not the result of Elwood's failure to operate the Facility as provided in Section 4.4, (iv) such charges are not the result of total quantities consumed at the Facility having exceeded the Firm MDQ, and (v) Elwood has not declared an event of Force Majeure or such charges are incurred due to a "Unit trip" (as that term is used in Exhibit A).

(A) Forecast Variance Charges (Section 4(e) of the Nicor T&B Agreement) attributable to the portion of the variance up to (i) 241,600 MMBtu/d in the Summer Months or (ii) 67,400 MMBtu/d plus any Incremental Intraday Quantities agreed upon pursuant to Section 3.1(a) in the Non-Summer Months.

(B) Delivery Variance Charges (Section 4(c) of the Nicor T&B Agreement) except to the extent such charges are attributable to volumes in excess of the Firm MDQ;

(C) Storage Inventory Overrun Charges and/or Excess Storage Charges but only those Excess Storage Charges assessed because the highest daily quantity in storage is in excess of 951,500 MMBtu's and/or Balancing and Storage Service charges attributable to Incremental Intraday Quantities (Sections 4(f) and 4(g) of the Nicor T&B Agreement); and

(D) Charges for Requested Authorized Use and Unauthorized Use (Sections 4(i) and (j) of the Nicor T&B Agreement).

Items (A), (B), (C) and (D) are collectively referred to herein as the "Fuel Manager's T&B Charges." The Fuel Manager's T&B Charges may be (i) applied by Elwood as a credit to Fuel Manager's invoices, effectively netting Fuel Manager's T&B Charges against the amounts owed Fuel Manager under this Agreement or (ii) invoiced by Elwood directly to Fuel Manager thereby requiring Fuel Manager to remit such funds to Elwood upon presentation of an invoice. Additionally, Fuel Manager shall be responsible for Nicor's Unaccounted-for Gas charges with respect to storage injections; provided, however, should Elwood fail to take any agreed upon Incremental Intraday Quantities and/or Special Day Quantities and Fuel Manager injects such Incremental Intraday Quantities and/or Special Day Quantities not taken by Elwood, Elwood shall credit to (or pay to) Fuel Manager an amount toward the Nicor Unaccounted-for Gas charges calculated as the product of the quantity of Incremental Intraday Quantities and/or Special Day Quantities that are not taken by Elwood and are injected into storage by Fuel Manager multiplied by Nicor's effective Unaccounted-for Gas percentage multiplied by the price for the Incremental Intraday Quantities and/or Special Day Quantities agreed to by the parties pursuant to Section 3.1(a). Notwithstanding the foregoing, on Special Days, Fuel Manager will not be responsible for Fuel Manager's T&B Charges except (x) for those T&B Charges associated with Special Day Quantities where the parties have agreed on a price and volume pursuant to Section 3.1(a), and (y) to the extent that Fuel Manager's

T&B Charges are incurred as a direct result of Fuel Manager failing to deliver to the Receipt Point on such Special Day the Special Day Quantities agreed to by the parties except to the extent such failure to deliver is caused by an event of Force Majeure that occurs after the parties have agreed to a quantity and price for such Special Day under Section 3.1(a); provided, however, that Fuel Manager shall in no event be responsible on a Special Day for the Fuel Manager T&B Charges described in (D) above.

(b) Fuel Manager shall pay when due to a Seller or reimburse Elwood if a Seller directly invoices Elwood, all charges under any Purchase Agreements entered into by Fuel Manager on its own account or as Agent.

(c) Fuel Manager shall pay Elwood the amount described in the last sentence of Section 5.1(e), if any, for each Gas Day of a month.

ARTICLE VI
OFFSET RIGHTS

6.1 Offset Rights.

If either party fails to pay any charges as required under this Agreement, the other party shall have the right, in addition to any other remedies provided herein or under law, to set-off such amounts against any payments owed by it to such party.

ARTICLE VII
BILLINGS AND PAYMENT

7.1 Information from Nicor Gas.

To the extent Elwood receives from Nicor Gas information regarding actual consumption or account data, Elwood will promptly forward such information to Fuel Manager and insure that Fuel Manager has joint access to any real time data links containing such information.

7.2 Invoices by Fuel Manager.

Within twenty (20) days after the end of each month during the Term of this Agreement for which services are rendered hereunder, Fuel Manager shall prepare and deliver to Elwood a statement in reasonable detail setting forth the calculation of the amounts payable by Elwood to Fuel Manager, with respect to the month in question and any offsets for payments or reimbursements due Elwood from Fuel Manager pursuant to Section 5.2. Fuel Manager may send this invoice to Elwood via facsimile or email. Elwood shall pay all such invoiced amounts by wire transfer or automated clearinghouse by the later of (i) ten (10) days after receipt of such invoice or (ii) 25 days after the end of such month, to the account specified by Fuel Manager.

7.3 Records.

Each party shall keep complete and accurate records appropriate for proper administration of this Agreement. All such records shall be maintained for a minimum of three (3) years after the creation of such records and for any additional length of time required by a governmental authority or the Nicor T&B Agreement or any other agreement entered into in connection with this Agreement. Each party shall have the right, upon seven (7) days notice to the other and at its own expense, to audit the books and records of the other party relating to this Agreement with respect to the calculation of any amounts due hereunder.

7.4 Interest.

If a party fails to pay when due any amounts payable by it under this Agreement (excluding, however, any payments properly set-off by such party against amounts due from it hereunder), or if, as a result of an audit by the other party or the resolution of any dispute as to amounts payable by a party hereunder, it is determined that a party has overpaid or underpaid amounts due from it hereunder, then the overpaid or unpaid amounts, as the case may be, shall bear interest at the Default Rate from the date such payments were made or due until the date such payments are refunded or paid.

7.5 Billing Disputes.

(a) If a party in good faith disputes an amount claimed to be due and payable hereunder by the other party, it may withhold payment of the amount under protest pending resolution of the dispute in accordance with subsection (b) of this section.

(b) In the event that a party, by timely notice to the other party or as a result of an audit, questions or contests the correctness of any charge or payment claimed to be due by the notified party, the notified party shall promptly review the questioned charge or payment and shall respond to the contesting party, within fifteen (15) Business Days following receipt of such notice, with a statement of the amount of any error and the amount of any reimbursement that the contesting party is entitled to receive in respect of such alleged error. Any disputes not resolved within fifteen (15) Business Days after receipt of such responding statement shall be resolved in accordance with Section 15.9 of this Agreement. Upon determination of the correct amount of any reimbursement, such amount shall be promptly paid by the owing party.

(c) Payments withheld under subsection (a), but ultimately paid under subsection (b), shall include interest at the Default Rate from the date the original payment was due until the date such withheld payments together with interest is made.

7.6 Days/Business Days.

In the event any action called for in this Article VII is due on a day that is not a Business Day, it shall be due on the next succeeding day that is a Business Day.

ARTICLE VIII
AGENCY

8.1 Grant of Agency.

(a) Elwood hereby appoints Fuel Manager (in such capacity, Fuel Manager being referred to hereinafter as "Agent"), to act on its behalf and for its benefit solely for the following purposes and subject to the limitations set forth in Section 8.2 below:

(i) To take such actions as are specified in writing by Elwood (except to the extent such actions are in violation of law) except for transactions regarding Gas supply, which actions may be specified by Elwood orally, with confirmation in writing before such actions are taken;

(ii) To make payment of all charges in accordance with Section 5.2 of this Agreement;

(iii) To act on Elwood's behalf and for Elwood's benefit in managing and administering the Nicor T&B Agreement, including submitting nominations to Nicor Gas and to NBPL, APL and NGPL.

(b) The parties hereby agree, regardless of any contrary provisions of this Agreement, that the appointment of the Fuel Manager as Agent, and any agency created hereby, shall be subject to the limitations set forth in Section 8.2 and shall terminate automatically as and when set forth in this Agreement. All rights exercised by Agent shall be exercised in a manner consistent with applicable law, Fuel Manager's obligations under this Agreement (including as Agent) and Elwood's obligations under the Nicor T&B Agreement.

8.2 Limitations on Agency.

Notwithstanding the terms of Section 8.1 or any other contrary terms of this Agreement, Fuel Manager as Agent shall not, and is not granted the authority to, without the prior written consent of Elwood:

(a) Enter into any agreements on behalf of or in the name of Elwood, except as set forth in Section 8.1;

(b) Enter into any physical or financial hedging or speculative transactions on behalf of or in the name of Elwood;

(c) Agree to any amendment or modification to, or waive any right under, any provision in the Nicor T&B Agreement or other agreements to which Elwood is a party (either directly or via Agency);

(d) Enter into any agreement or any amendment, supplement or modification of any agreement, in any manner inconsistent or in violation of applicable law, this Agreement or the Nicor T&B Agreement.

8.3 No Transfer.

Elwood and Agent expressly agree that the creation of an agency as described in this Agreement does not in any way constitute a pledge, transfer or assignment to Agent of any right of Elwood in, under and to the Nicor T&B Agreement, any Purchase Agreement or other agreements of Elwood or any good or service purchased or provided for therein.

8.4 Obligations of Agent.

Agent shall comply with all requirements of the Nicor T&B Agreement and all other agreements applicable to the purchase, sale, transportation, storage, injection and withdrawal of Gas including, without limitation, the timely remittance of payments to Sellers in accordance with the terms and conditions of such agreements referred to in Section 5.2 of this Agreement. Agent shall pay, from its own funds, all its expenses and costs incurred in the course of performing Agent's duties and obligations hereunder.

8.5 Notice of Agency.

Elwood and Agent shall notify Nicor Gas, Peoples Gas, and existing and future Sellers as applicable, of the foregoing Agency promptly upon the effective date of this Agreement and, immediately upon expiration of the Term or upon earlier termination, shall notify the applicable entities that such Agency has been terminated. Notice to Sellers of the existence of the Agency shall state that either Elwood or Fuel Manager, acting alone, may give notice to Sellers terminating the Agency.

ARTICLE IX
ADDITIONAL COVENANTS

9.1 Assignment.

(a) Except as provided in this Section 9.1, neither party shall assign, pledge or otherwise transfer this Agreement or any right or obligation under this Agreement without first obtaining the other party's written consent, which consent shall not be unreasonably withheld or delayed. Except as specifically provided for in this Section 9.1, any assignment or transfer of this Agreement or any rights, duties or interests hereunder by any party without the written consent of the other party shall be void and of no force or effect.

(b) So long as no material event of default with respect to Elwood has occurred and is continuing, Elwood shall be permitted to assign or otherwise transfer this Agreement in whole by operation of law or otherwise, with prior written notice to Fuel Manager but without Fuel Manager's consent, (i) to Elwood Marketing, LLC, (ii) any Affiliate of Dominion Energy, Inc. (50% indirect owner of Elwood) or any Affiliate of Peoples Energy Resources Corp. (50% indirect owner of Elwood) or (iii) to any assignee succeeding to the ownership of the Facility; provided, however, that any proposed assignee hereunder is determined by Fuel Manager, in its reasonable discretion, to be creditworthy. Upon the assumption by any such permitted assignee of Elwood's rights, duties and obligations hereunder, Elwood shall be released and discharged from any future obligation hereunder but not any past obligation.

(c) So long as no material event of default with respect to Fuel Manager has occurred and is continuing, Fuel Manager shall be permitted to assign or otherwise transfer this Agreement in whole by operation of law or otherwise, with prior written notice to Elwood but without Elwood's consent, to any Affiliate of Fuel Manager; provided, however, that any proposed assignee hereunder is determined by Elwood, in its reasonable discretion, to be creditworthy and to be at least as well qualified to fulfill the obligations of Fuel Manager under this Agreement. Upon the assumption by any such permitted assignee of Fuel Manager's rights, duties and obligations hereunder, Fuel Manager shall be released and discharged from any future obligation hereunder but not any past obligation.

(d) Fuel Manager hereby consents to Elwood's assignment of this Agreement to any and all Lenders (as defined below) or the granting to any or all Lenders of a lien or security interest in any right, title or interest in part or all of the Facility or any or all of Elwood's rights under this Agreement for the purpose of the financing or refinancing of the Facility. In order to facilitate the obtaining of financing or refinancing of the Facility without Fuel Manager's consent, Fuel Manager shall cooperate with Elwood and execute consents, agreements or similar documents with respect to the assignment hereof to any

Lender as customary for comparable transactions in connection with the financing or refinancing of the Facility; provided, however, that such assignment shall recognize and shall not impair or otherwise adversely affect Fuel Manager's rights under this Agreement. Fuel Manager recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in said consent documents, including that (i) this Agreement shall not be amended or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders; (ii) without extending the cure period set forth in this Agreement, Lenders shall be given notice of, and the same opportunity to cure, any Elwood breach or default of this Agreement, provided that notwithstanding the foregoing Lender(s) may have in addition to the cure periods set forth herein an additional thirty (30) days from the expiration of such cure period to cure any breach or default of this Agreement; (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that Fuel Manager shall, at Lender's request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Elwood, and may assign this Agreement to another party in place of Elwood (provided either (A) such proposed assignee is creditworthy in the reasonable discretion of Fuel Manager, or (B) Fuel Manager consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld or delayed), and enforce all of Elwood's rights hereunder; (iv) that Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of the Facility and any defaults from payment existing immediately prior to such period; (v) that Fuel Manager shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee; and (vi) that Fuel Manager shall make representations and warranties to Lender(s) as Lender(s) may reasonably request, including, but not limited to, (A) Fuel Manager's corporate existence, (B) Fuel Manager's corporate authority to execute, deliver and perform this Agreement, (C) the binding nature of this Agreement on Fuel Manager, (D) receipt of such regulatory approvals by Fuel Manager as required by law with respect to its performance under this Agreement, and (E) whether any defaults by Elwood are known by Fuel Manager then to exist under this Agreement and shall upon request of Elwood cause Fuel Manager's counsel to issue an opinion to Elwood and any Lender affirming in customary form the representations of Fuel Manager in this Section 9.1 and in Section 13.1.

(e) As used in this Agreement, the term "Lender(s)" means (i) any Person that from time to time enters into loans with Elwood, its successors or permitted assigns for the financing or refinancing of the Facility or any part thereof or which are secured by the Facility (including a sale-leaseback transaction), (ii) the holders of indebtedness evidencing any such loans, or (iii) any Person acting on behalf of such lender(s) to whom any lenders' rights under such loans have been transferred, any trustee on behalf of any such lenders, and any Person subrogated to the rights of such lenders.

9.2 Taxes on Gas. Fuel Manager shall pay, or shall cause to be paid, all taxes, fees, levies, penalties, licenses or charges imposed by any governmental authority ("Taxes") on or with respect to the Gas prior to the Receipt Point. Elwood shall pay or cause to be paid all Taxes on or with respect to the Gas at or after the Receipt Point. If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such taxes or charges shall furnish the other party any necessary documentation thereof; provided, however, that exemption of interstate sourced supplies from application of the Illinois Gas Revenue Tax is assumed by the parties, and Fuel Manager agrees not to bill Elwood for such taxes until such time as Fuel Manager is required by the taxing authority having jurisdiction, after exhaustion of all appeals and other remedies available to Elwood, to pay the Illinois Gas Revenue Tax. Each party shall use reasonable efforts to notify the other party of any legal or administrative proceeding which could modify the State's application of the Illinois Gas Revenue Tax to the goods provided and services rendered under this Agreement.

9.3 Fuel Manager Guaranty. Fuel Manager shall deliver to Elwood, at or before execution of this Agreement, the Fuel Manager Guaranty in the form attached hereto as Exhibit B, executed by Peoples Energy Corporation, as Guarantor.

9.4 Elwood Guaranties. Elwood shall deliver to Fuel Manager, at or before execution of this Agreement, the parent guaranties in the form of Exhibit C-1 and Exhibit C-2 (each of which, an "Elwood Guaranty" and collectively, "Elwood Guaranties").

ARTICLE X
DEFAULT AND TERMINATION

10.1 Termination of Agency. If this Agreement is terminated with or without cause, then from and upon Agent's receipt of notice of such termination as provided in Section 15.1, the Agency granted to Fuel Manager under this Agreement shall immediately cease, and Fuel Manager will no longer act or be entitled to act as Elwood's Agent under the Nicor T&B Agreement or the Purchase Agreements, or any other agreement, or to hold itself out as Elwood's Agent thereafter.

10.2 Termination upon Enforcement Action. This Agreement has been structured to comply fully with any applicable federal or state law, or any regulations issued thereunder. However, if the FERC or any other federal or state agency or authority asserts, rules or determines that any of the terms of this Agreement or the conduct of the parties hereunder or in connection with the transactions contemplated hereunder, are in violation of the terms of the Natural Gas Act or any other federal or state law, or any regulations issued thereunder, or the terms of any applicable FERC Gas Tariff, then either party shall have the right to terminate this Agreement upon the first to occur of the date required by applicable law or thirty (30) days after notice given to the other party. In the event of such termination, all costs associated with unwinding or terminating Purchase Agreements shall be borne equally by the parties.

10.3 Fuel Manager Default.

(a) Each of the following shall constitute a "Fuel Manager Event of Default":

(i) Fuel Manager shall default in the performance of any of its covenants or obligations under this Agreement (other than those specified in Section 10.3(a)(iv), which shall be exclusively governed by that Section, and other than a Gas delivery obligation which shall be exclusively governed by Section 10.3(c)) and shall fail to cure such default within five (5) days after receiving written notice from Elwood;

(ii) Default occurs under the Fuel Manager Guaranty;

(iii) Liquidation (not as defined in this Agreement), dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or other similar proceeding affecting the status, composition, identity, existence, assets or obligations of Fuel Manager or Fuel Manager Guarantor, or the disaffirmance or termination of any of Fuel Manager's or Fuel Manager Guarantor's covenants or obligations under this Agreement, or the Fuel Manager Guaranty, as applicable, in or as a result of any such proceeding;

(iv) Fuel Manager shall fail to make any payment when due or cure such failure within the lesser of ten (10) days or such time period as would result in loss of Gas supply or delivery to Elwood if not cured within such period; and

(v) Any representation or warranty made by Fuel Manager or Fuel Manager Guarantor herein, or in the Fuel Manager Guaranty, as applicable, should prove to be materially untrue or breached as of the date the Term of this Agreement commences.

(b) Upon the occurrence of a Fuel Manager Event of Default other than an Event of Default that is subject to Section 10.3(c), Elwood shall have the right to do any or all of the following: (i) cure such default and seek reimbursement of any costs incurred by Elwood in effecting such cure, or offset such costs against any amounts thereafter payable by Elwood to Fuel Manager under this Agreement; (ii) terminate this Agreement as of the date specified in such termination notice; provided, however, that Fuel Manager shall remain fully responsible and liable for performance of its obligations that arose prior to such termination date; or (iii) exercise all other rights and remedies available at law or in equity. Elwood shall provide notice to Fuel Manager of Elwood's intent to exercise its rights under the previous sentence, but Elwood's exercise of such rights shall in no way be conditioned upon the provision of such notice to Fuel Manager. In the event of any termination of this Agreement pursuant to this Section 10.3(b), Fuel Manager shall not be entitled to unwind any agreements entered into by Fuel Manager pursuant to Article VIII without the consent of Elwood.

(c) Notwithstanding the foregoing, and the notice and cure periods provided for above, if Fuel Manager defaults in the performance of any of its obligations to deliver quantities of Gas up to the Firm MDQ on any Non-Special Day or the quantity of Gas agreed upon by the parties for a Special Day under Section 3.1(a) and such default prevents Elwood, or in Elwood's sole judgment is reasonably likely to prevent Elwood, from meeting its obligations to deliver power to its power customers, then Elwood shall have the right, as its sole remedy therefor, to procure replacement Gas for the Facility from Sellers or other sources on commercially reasonable terms and conditions and may utilize the Nicor T&B Agreement and the Gas Inventory (Elwood shall still be obligated to pay Fuel Manager for any of the Gas Inventory taken by Elwood in accordance with Section 5.1) to effectuate delivery of such Gas. Fuel Manager shall reimburse Elwood for any reasonable incremental costs incurred by Elwood in purchasing such replacement Gas and related services (including without limitation charges under the Nicor T&B Agreement covered by Section 5.2) within fifteen (15) days after demand therefor, together with interest thereon at the Default Rate and accrued from the date of such purchase until the date reimbursement is made. If Fuel Manager fails to reimburse Elwood for such costs within such fifteen (15) day period, then, in addition to all other rights, Elwood shall be entitled to offset such costs (including interest) against any amounts thereafter payable by Elwood to Fuel Manager under this Agreement.

10.4 Elwood Default.

(a) Each of the following shall constitute an "Elwood Event of Default":

(i) If Elwood shall default in the performance of any of its obligations under this Agreement, including the payment when due of any undisputed amounts due and owing under this Agreement, and Elwood shall fail to cure such default within five (5) days after receiving written notice from Fuel Manager.

(ii) Default occurs under either of the Elwood Guaranties;

(iii) Liquidation (not as defined in this Agreement), dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or other similar proceeding affecting the status, composition, identity, existence, assets or obligations of Elwood or an Elwood Guarantor, or the disaffirmance or termination of any of Elwood's or an Elwood Guarantor's covenants or obligations under this Agreement or an Elwood Guaranty in or as a result of any such proceeding.; and

(iv) Any representation or warranty made by Elwood or an Elwood Guarantor herein, or in the Elwood Guaranties, as applicable, should prove to be materially untrue or breached as of the date this Term of this Agreement commences.

(b) Upon the occurrence of an Elwood Event of Default, Fuel Manager shall have the right, upon seven (7) days notice to Elwood, to do any or all of the following: (i) terminate this Agreement; (ii) terminate the Agency granted to Fuel Manager pursuant to Section 8.1 hereof; and (iii) exercise all other rights and remedies available at law or in equity including, without limitation the right to recover from Elwood any future amounts due under Section 5.1(g) for any future months remaining in the term as if this Agreement had not been terminated pursuant to this Section. If Fuel Manager terminates this Agreement pursuant to clause (i) above, then Fuel Manager shall use its reasonable efforts to minimize the costs associated with unwinding Purchase Agreements; provided, however, that Fuel Manager shall not, without the consent of Elwood, unwind or terminate any such Purchase Agreements entered into by Fuel Manager pursuant to Article VIII with respect to which Elwood has financial exposure. In addition, in the event of such termination, Elwood shall reimburse Fuel Manager for all costs incurred by Fuel Manager to unwind any and all agreements entered into by Fuel Manager pursuant to Article VIII.

10.5 Release of Obligations.

Notwithstanding anything herein to the contrary, in the event either party terminates this Agreement pursuant to this Article X or any other provisions of this Agreement, the parties shall be released from all of their future obligations hereunder except any obligation (i) to make payments due hereunder with respect to the period prior to the effective date of the termination, (ii) if and as applicable, to pay damages with respect to a Fuel Manager Event of Default or Elwood Event of Default, to the extent such damages are expressly permitted as a remedy in addition to the right to terminate, and (iii) to indemnify the other party under Article XI,.

ARTICLE XI
INDEMNITY

11.1 Fuel Manager Indemnity.

(a) Without limiting Elwood's rights or remedies under Article X, Fuel Manager agrees to indemnify, defend and hold Elwood, its members, officers, directors, employees and agents harmless from and against all claims, demands, suits, losses, liabilities, penalties, actions and expenses (including reasonable attorneys' fees and litigation costs) with respect to claims by third parties arising out of, resulting from or caused by:

(i) Claims associated with title to Gas or liens therein;

(ii) Balancing, storage, or transportation costs, charges, penalties or fees resulting from Fuel Manager's sale of Gas to Persons other than Elwood;

(iii) Fines or penalties assessed by any governmental authority on account of Fuel Manager's actions;

(iv) Claims arising out of or relating to Fuel Manager's failure to comply with the requirements of Article VIII hereof;

(v) Claims arising out of or relating to Purchase Agreements or other agreements entered into by Fuel Manager on its own behalf or as Agent;

(vi) Claims arising out of or related to Taxes which Fuel Manager is obligated to pay or cause to be paid under Section 9.2; and

(vii) Any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or willful misconduct of, or breach of this Agreement by, the party seeking indemnification hereunder.

11.2 Elwood Indemnity.

(a) Without limiting Fuel Manager's rights or remedies under Article X, Elwood agrees to indemnify, defend and hold Fuel Manager, its members, officers, directors, employees and agents harmless from and against all claims, demands, suits, losses, liabilities, penalties, actions and expenses (including reasonable attorneys' fees and litigation costs) with respect to claims by third parties arising out of, resulting from or caused by:

(i) Claims associated with the consumption of the Gas by the Facility including any environmental claims;

(ii) Fines or penalties assessed by any governmental authority on account of Elwood's actions;

(iii) Claims arising out of or relating to Elwood's failure to comply with the requirements of Article VIII hereof;

(iv) Claims arising out of or relating to Fuel Manager's actions in accordance with Elwood' instructions pursuant to Section 8.1(a)(i);

(v) Claims arising out of or relating to Purchase Agreements or other agreements entered into by Elwood on its own behalf;

(vi) Claims arising out of or related to Taxes which Elwood is obligated to pay or cause to be paid under Section 9.2; and

(vii) Any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or willful misconduct of, or breach of this Agreement by, the party seeking indemnification hereunder.

11.3 Survival.

The foregoing indemnity provisions shall survive expiration of the Term or termination of this Agreement.

ARTICLE XII
LIMITATION OF LIABILITY

12.1 Limitation of Liability.

IN NO EVENT OR UNDER ANY CIRCUMSTANCES SHALL EITHER PARTY (INCLUDING SUCH PARTY'S MEMBERS AND THEIR RESPECTIVE AFFILIATES AND SUCH PARTY'S AND ITS MEMBERS' AND SUCH AFFILIATES' RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) BE LIABLE TO THE OTHER PARTY (INCLUDING SUCH

PARTY'S AFFILIATES AND SUCH PARTY'S AND SUCH AFFILIATE'S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES IN THE NATURE OF LOST PROFITS, WHETHER SUCH LOSS IS BASED ON CONTRACT, WARRANTY OR TORT (INCLUDING INTENTIONAL ACTS, ERRORS OR OMISSIONS, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE), EXCEPT TO THE EXTENT SUCH TYPE OF DAMAGES IS EXPRESSLY PROVIDED FOR HEREIN. A PARTY'S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES, OR IF LIQUIDATED DAMAGES ARE EXCLUSIVELY SPECIFIED HEREIN, TO SUCH LIQUIDATED DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

13.1 By Fuel Manager. Fuel Manager hereby represents and warrants that:

(a) Fuel Manager is a corporation duly organized and validly existing under the laws of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b) The execution, delivery and performance by Fuel Manager of this Agreement have been duly authorized by all necessary company action, and do not and will not require any consent or approval of Fuel Manager's members or any third party (including any governmental authority) other than that which has been obtained.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage loan agreement, other evidence of indebtedness or any other agreement or instrument to which Fuel Manager is a party or which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

(d) This Agreement constitutes the legal, valid and binding obligation of Fuel Manager enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to the knowledge of Fuel Manager, threatened action or proceeding affecting Fuel Manager before any governmental agency that purports to affect the legality, validity or enforceability of this Agreement.

13.2 By Elwood.

Elwood hereby represents and warrants that:

(a) It is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

(b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary company action and do not and will not require any consent or approval of its management committee other than that which has been obtained.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage loan agreement, other evidence of indebtedness or any other agreement or instrument to which it is a party or which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

(d) This Agreement constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to its knowledge, threatened action or proceeding affecting Elwood before any governmental agency that purports to affect the legality, validity or enforceability of this Agreement.

ARTICLE XIV
FORCE MAJEURE

14.1 Force Majeure Generally. Except with respect to payment obligations due from one party to the other hereunder, neither party shall be responsible or liable for its failure to perform any obligation hereunder, or be deemed in breach hereof, to the extent such failure to perform is due to the occurrence of an event of "Force Majeure," as that term is defined in Section 14.2 as applicable to such party, provided that:

(a) The non-performing party (i) gives the other party prompt verbal notice of the occurrence and (ii) within forty-eight (48) hours of the beginning of the occurrence or by 5:00 p.m. Central Clock Time on the next Business Day after the beginning of the occurrence, whichever is the later to occur, gives the other party written notice describing the particulars of the occurrence;

(b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c) The non-performing party uses its reasonable efforts to remedy its inability to perform;

(d) When the non-performing party is able to resume performance of its obligations under this Agreement, that party shall give the other party written notice to that effect; and

(e) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance by the party invoking the Force Majeure.

14.2 Definition of Force Majeure.

(a) In the case of Elwood, "Force Majeure" under this Agreement means any delay in the performance of its obligations hereunder due solely to circumstances beyond its reasonable control, and that could not have been prevented by due diligence, of Elwood, including without limitation: acts of God; weather-related events affecting an entire geographic region; strikes or other labor difficulties; war; riots; requirements, actions, or failures to act on the part of governmental authorities or changes in the law or applicable regulations subsequent to the date hereof preventing performance; inability despite due diligence to obtain or renew required licenses; accident; earthquake, sabotage; or fire.

(b) In the case of Fuel Manager, "Force Majeure" under this Agreement means only and is limited to declarations of force majeure by Nicor Gas under the Nicor T&B Agreement, or by any of NBPL, APL, NGPL or any pipeline upstream of such pipelines under its tariff or transportation agreement, or by Peoples Gas under the Peoples Gas T&B Agreement, as the term "force majeure" is defined and applied in those documents, or a default by Nicor Gas under the Nicor T&B Agreement not due to Fuel Manager's failure to fulfill its responsibilities under this Agreement, or a restriction on storage or bank rights under the Nicor T&B Agreement not due to Fuel Manager's failure to fulfill its responsibilities under this Agreement, if and only to the extent that such declaration(s) or restriction(s) result(s) in a curtailment of transportation or storage service that directly impact Fuel Manager's ability to execute its responsibilities under this Agreement and are beyond the reasonable control of, and could not have been prevented by the due diligence of, Fuel Manager; provided, however, that if a declaration of force majeure by any of NBPL, APL, NGPL is based on an outage of its pipeline system upstream of its interconnection with the facilities of Peoples Gas or Nicor Gas ("Pipeline Outage Condition") or if a declaration of force majeure by Nicor Gas is based on an outage of its pipeline system used to provide service to Elwood ("Nicor Gas Outage Condition") the parties agree that such Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, shall have the effect of converting Fuel Manager's obligation to provide a firm gas supply into a reasonable efforts obligation for the duration of the Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, and Fuel Manager shall be entitled to recover from Elwood (but only to the extent such costs have been approved by Elwood in advance) Fuel Manager's costs relating to Fuel Manager's performance during such Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable. Notwithstanding the foregoing, if Fuel Manager uses its reasonable efforts to perform during a Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable and, despite Fuel Manager's reasonable efforts and the exercise of Fuel Manager's due diligence, is unable to provide firm gas supply pursuant to this Agreement due to such

Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, then such event shall qualify as a "Force Majeure" for Fuel Manager under this Agreement, subject to the other limitations on Force Majeure set forth in this Article XIII of this Agreement. Notwithstanding the foregoing provisions of this subsection (b), the parties agree that if a declaration of force majeure by Nicor Gas under the Nicor T&B Agreement results in the occurrence of a Special Day, such Nicor Gas declaration will not excuse the parties' obligations to deliver and receive on such Special Day the quantity of Gas subsequently agreed upon pursuant to Section 3.1(a), but that such obligations may be excused by a subsequent declaration of force majeure by Nicor Gas.

14.3 Exclusions from Force Majeure.

Notwithstanding the foregoing, the term Force Majeure does not include (i) changes in market conditions that affect the cost of Gas or any alternate supplies of Gas or (ii) Gas supply or transportation interruptions, except to the extent that Gas is unavailable generally on the NBPL, APL, NGPL, Nicor Gas or Peoples Gas systems at any price.

14.4 Extended Force Majeure.

In no event will any condition of Force Majeure extend this Agreement beyond its stated Term. If any condition of Force Majeure delays a party's performance for a time period greater than thirty (30) days, the party not delayed by such Force Majeure may terminate this Agreement, without further obligation; provided, however, that if the Force Majeure cannot be overcome within such thirty (30) days with the exercise of reasonable diligence, the party not delayed shall grant an additional reasonable period of time in which to overcome such Force Majeure. In no event will such additional reasonable period of time exceed three (3) months.

ARTICLE XV
MISCELLANEOUS

15.1 Notices.

All notices, requests, demands or statements provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, by nationally recognized air courier service or by telecopy. All such notices shall be deemed given when received; provided, however, if a party refuses receipt of a notice, then such notice shall be deemed given when receipt is so refused. Notices shall be sent to the following addresses:

Fuel Manager:

Peoples Energy Resources Corp.
150 North Michigan Avenue
Suite 3900
Chicago, Illinois 60601
Attn: Daryll Fuentes
Telephone: (312) 762-1625
Facsimile: (312) 762-1634

with a copy to:

Peoples Energy Resources Corp.
150 North Michigan Avenue
Suite 3900
Chicago, Illinois 60601
Attn: Managing Director Midstream Services
Telephone: (312) 762-1627
Facsimile: (312) 762-1634

Elwood:

Elwood Energy LLC
c/o Dominion Energy, Inc.
5000 Dominion Blvd
Glen Allen, Virginia 23060
Attention: General Manager|
Telephone No.: 804-273-3269
Fax No.: 804-273-2303

with a copy to:

Elwood Energy LLC
150 North Michigan, 39th Floor
Chicago, IL 60601
Attention: Elwood Energy Commercial Manager
Telephone No.: (312) 762-1616
Fax No.: 312-762-1635

Each party shall have the right to change such notice address or add notice parties, by a notice given as aforesaid.

15.2 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ELWOOD AND FUEL MANAGER EACH HEREBY IRREVOCABLY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN ILLINOIS WITH REGARD TO ANY SUIT, CLAIM OR ACTION IN ANY WAY RELATED TO THE EXECUTION, DELIVERY OR PERFORMANCE OF THIS AGREEMENT, AND HEREBY IRREVOCABLY WAIVES ANY AND ALL OBJECTIONS TO WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH SUITS, CLAIMS OR ACTIONS IN SUCH JURISDICTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

15.3 Copies. The parties shall provide copies to each other of any filings they make to FERC or to any state or other federal regulatory agency having jurisdiction if such filing relates to the subject of this Agreement.

15.4 Non Waiver. The failure of either party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any right hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder.

15.5 Headings. The headings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the parties, nor should they be used to aid in the construction of the Agreement or to limit meaning of any provision.

15.6 Binding Effect. This Agreement shall benefit and bind the parties hereto and their permitted successors and assigns.

15.7 Severability; Merger. The various provisions and clauses of this Agreement are severable, and the invalidity of any portion of this Agreement shall not affect the validity of the remainder of the Agreement. This Agreement constitutes the entire agreement and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

15.8 Confidentiality. Each party agrees that the terms of this Agreement are confidential and that it will treat in confidence all documents, materials and other information marked "Confidential" or "Proprietary" by the disclosing party ("Confidential Information") which it shall have obtained during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the date of this Agreement). Confidential Information shall not be communicated to any third party (other than, in the case of Elwood, to its Affiliates who have a need to know such information, to its counsel, accountants, financial or tax advisors, or insurance consultants, to prospective partners and other investors in Elwood and their counsel, accountants, or financial or tax advisors, or in connection with its financing or refinancing; and in the case of Fuel Manager, to its Affiliates who have a need to know such information, or to its counsel, accountants, financial advisors, tax advisors or insurance consultants (in each case such parties hereafter referred to as "Representatives"). Each party hereby agrees to be responsible for a breach of this provision by its Representatives. As used herein, the term "Confidential Information" shall not include any information which (i) is or becomes available to a party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving party or its agents, (iii) is required to be disclosed under applicable law or judicial, administrative or regulatory process, but only to the extent it must be disclosed or (iv) was previously known to the receiving party.

15.9 Disagreements.

(a) The parties shall attempt in good faith to resolve all disputes promptly by negotiation, as follows. A party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at levels at least one level above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days from the referral of the dispute to senior executives, or if no meeting of senior executives has taken place within fifteen (15) days after such referral, either party may initiate legal action. If a party intends to be accompanied at a meeting by an attorney, the other party shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential.

(b) The parties agree that no written statements of position or offers of settlement made in the course of the negotiations described in Section 15.9(a) above will be offered into evidence for any purpose in any litigation or arbitration between the parties, nor will any such written statements or offers of settlement be used in any manner against either party in any such litigation or arbitration. Further, no such written statements or offers of settlement shall constitute an admission or waiver of rights by either party in connection with any such litigation or arbitration. At the request of either party, any such written statements and offers of settlement, and all copies thereof, shall be promptly returned to the party providing the same.

(c) If a disagreement should arise on any matter which is not resolved as provided in Section 15.9(a), then, pending the resolution of the disagreement, Fuel Manager shall continue to perform in a manner consistent with the applicable provisions of this Agreement and Elwood shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

15.10 Survival.

Any provisions hereof which relate to the period after the termination of this Agreement shall survive the termination of this Agreement.

15.11 Acceptance.

This Agreement shall not be binding upon the Parties hereto until accepted and executed by PERC's agent at its business office located in Houston, Texas, and by Elwood at its business office located in Richmond, Virginia.

15.12 Amendment.

Any change, modification, or alteration of this Agreement shall be in writing, signed by the parties to this Agreement, and no course of dealing or course of performance between the parties shall be construed to alter the terms hereof, except as stated in this Agreement.

15.13 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date indicated but effective as of the Effective Date.

ELWOOD ENERGY LLC By: _________________________________ Name: Tony W. Belcher Title: General Manager Date: ________________________________	PEOPLES ENERGY RESOURCES CORP. By: _________________________________ Name: ______________________________ Title: _______________________________ Date: ________________________________

EXHIBIT A
COMMUNICATIONS PROTOCOL

Except as specifically stated in this Exhibit A, all capitalized terms are defined as set forth in Article I of this Agreement.

1. Communications Obligations of Elwood

Elwood shall communicate to Fuel Manager the 0645 Elwood Forecast Burn, Elwood Energy Dispatch Plan/Request Form(s) ("Dispatch Form"), and Elwood Energy Unit Status reports, as set forth below. Elwood shall be obligated to provide such information on a twenty-four (24) hours per day, seven (7) days per week basis. Elwood shall treat communication with Fuel Manager as confidential and commercially sensitive information. Elwood will not intentionally distribute or communicate such information to affiliates or third parties, without the consent of Fuel Manager. All information and records remain the property of Elwood.

(a) 0645 Elwood Forecast Burn (Elwood Attachment A, sheet 0645 EFB)

(i) By 6:45 a.m. Central Clock Time each Business Day, Elwood will submit to Fuel Manager an "0645 Elwood Forecast Burn" for the following Gas Day(s). The 0645 Elwood Forecast Burn shall contain an estimate of gas consumption for the next Gas Day(s) (including without limitation run time and load estimates) itemized per hour. The information therein will be updated throughout the day to reflect any significant changes to expected operations (including without limitation unanticipated startups, unanticipated shutdowns, extended run times and increased and decreased loadings). The lack of an 0645 Elwood Forecast Burn on any day shall be deemed to be zero, and prior day 0645 Elwood Forecast Burn shall not carry over.

(ii) The 0645 Elwood Forecast Burn and, if one, the 0900 Revised Elwood Forecast Burn shall be for informational purposes only and does not obligate Elwood to actually start up or operate as projected. The 0645 Elwood Forecast Burn will provide the basis for calculation of the Elwood Forecast Variance unless there is a 0900 Revised Elwood Forecast Burn for a Gas Day in which case the 0900 Revised Elwood Forecast Burn will provide the basis for calculation of the Elwood Forecast Variance. PERC may, or may not, use such information to develop the 0700 PERC Forecast Burn or the 0915 Revised PERC Forecast Burn, if one, submitted to Nicor, as set forth below, but the absolute difference between (A) the 0645 Elwood Forecast Burn, or the 0900 Revised Elwood Forecast Burn, if one, plus Incremental Intraday Quantities, and (B) PERC's 0700 PERC Forecast Burn or 0915 Revised PERC Forecast Burn, if one, plus any Requested Authorized Use volumes, shall not exceed 241,600 MMBtu's on a Gas Day during a Summer Month and 67,400 MMBtu's on a Gas Day during a Non-Summer Month without notification and consent of Elwood, which shall not be unreasonably withheld or delayed.

(b) 0900 Revised Elwood Forecast Burn (Elwood Attachment A, sheet 0900 REFB)

                                    On Non-Special Days during the Non-Summer Month period ending May 31, 2002 (unless Nicor and Elwood mutually agree to continue to allow the Forecast Burn under the Nicor T&B Agreement to be revised for additional Non-Summer Month period(s)), the 0645 Elwood Forecast Burn shall be revised by Fuel Manager (the "0900 Revised Elwood Forecast Burn") to reflect any increase in the electrical dispatch by Elwood for units 5, 6, 7 and 8 at 9:00

A.M. CCT and the related estimate of Gas consumption versus the electrical dispatch at 6:45 A.M. CCT and the related estimate of Gas consumption as contained in the 0645 Elwood Forecast Burn under Section 1(a)(i) above. The 0900 Revised Elwood Forecast Burn shall be equal to the 0645 Elwood Forecast Burn plus any additional Gas quantities attributable to the increase in the 9:00 A.M. CCT electrical dispatch for units 5, 6, 7 and 8 as determined in accordance with this paragraph (b).

(c) Elwood Energy Dispatch Plan/Request Form (Via access to Dominion Website, Example in sheet Dispatch Form of Elwood Attachment A)

                         For purposes of the Agreement, the "Dispatch Schedule" and "Revised Dispatch Schedule" shall be deemed to mean the Elwood Energy Dispatch Plan/Request Form (also referred to herein as the "Dispatch Form"). Elwood shall notify Fuel Manager by telephone and/or pager of the receipt of the Dispatch Form promptly and approximately one (1) hour prior to start up of any Unit in the Summer Months and three (3) hours prior to start-up of up to five (5) Units in the Non-Summer Month. Start-up of more than five (5) units in the Non-Summer period shall require notice by 9:00 a.m. Central Clock Time on the calendar day before requested start-up (pursuant to the next day Dispatch Form), unless otherwise agreed to. The information therein will be updated throughout the day to reflect any significant changes to expected operations (including without limitation unanticipated startups, unanticipated shutdowns, extended run times and increased and decreased loadings). Written copies of the Dispatch Form shall be provided to Fuel Manager by Elwood Operator by fax if requested by Fuel Manager.

(d) Elwood Energy Unit Status Reports - (Via email from Elwood, Example in sheet Unit Status of Elwood Attachment A)

                        Elwood shall notify Fuel Manager by noon Central Clock Time on each calendar day of the net dependable capacity that is available to Elwood's power customers for dispatch on the following three calendar days. Upon an unplanned outage while a Unit is running, Elwood shall notify Fuel Manager by telephone, with subsequent written or email report, of the outage due to a Unit trip or derate, and an estimate of the outage duration. Planned outages and occurrences of a Unit shall be reported in writing and sent via email or by fax if requested by Fuel Manager with estimate of outage duration.

(e) Nicor Critical Day or Effective Degree Day Limits (Section 2(b) of Nicor T&B Agreement)

                        Nicor is required under the Nicor T&B Agreement to notify Elwood by 8:00 a.m. Central Clock Time of the calendar day before Elwood's storage withdrawal rights pursuant to the Nicor T&B Agreement are curtailed by reason of forecast Effective Degree Day operating conditions or a Critical Day declaration (Section 2(b) of the Nicor T&B Agreement). Elwood shall notify Fuel Manager promptly upon receiving such notice from Nicor. Such days shall be deemed a Special Day for purposes of the obligations of this Agreement. Fuel Manager shall convey such information to Elwood Commercial Manager for negotiation of appropriate levels and prices of fuel supplies.

(f) Metering and Usage

                        Elwood and/or Nicor shall make available to Fuel Manager access to hourly consumption information via a dial-up modem or real time web-based measurement windows. Daily consumption will be reported by Nicor to Fuel Manager approximately 24 hours after completion of the Gas Day.

(g) Notices to Fuel Manager

                        During Business Hours, Elwood Operators shall make telephone notification to the Elwood-PERC Hot Line (312-762-1628) with follow-up written fax (312-762-1634) or email to d.fuentes@pecorp.com. After hours, Elwood Operators shall page 877-342-2018 for the on-duty scheduler. (Elwood Attachment A, sheet Contact List)

2. Communication Obligations of Fuel Manager

Fuel Manager agrees that it is responsible for all communications between Elwood and Nicor Gas pursuant to the Nicor T&B Agreement and other communications with Elwood as specified in this Agreement. The protocol for such communications is set forth in paragraphs (a) through (h) below. Fuel Manager shall treat communications with Elwood as confidential and commercially sensitive information. Fuel Manager will not intentionally distribute or communicate such information to affiliates or third parties except Nicor Gas, without the consent of Elwood. All information and records remain the property of Fuel Manager.

(a) 0700 PERC Forecast Burn (Elwood Attachment A, sheet 0700 PFB)

                        By 7:00 a.m. Central Clock Time each calendar day, and using the same format as the 0645 Elwood Forecast Burn, PERC will derive its own estimate of Gas consumption at the Facility for the following Gas Day ("0700 PERC Forecast Burn") and submit the 0700 PERC Forecast Burn to Nicor Gas Control and Nicor Rate Administration, with copies to The Peoples Gas Light and Coke Company ("PGL") Gas Control and Elwood Commercial Manager; provided, however, the absolute difference between (A) the 0645 Elwood Forecast Burn plus any Incremental Intraday Quantities, and (B) the 0700 PERC Forecast Burn plus any Requested Authorized Use volumes, shall not exceed 241,600 MMBtu's on a Gas Day during a Summer Month and 67,400 MMBtu's on a Gas Day during a Non-Summer Month without notification and consent of Elwood, which shall not be unreasonably withheld or delayed.

(b) Min Max Flowing Gas Rights (Elwood Attachment A, sheet 0700 MinMax Flow)

                       By 7:00 a.m. Central Clock Time each calendar day, Fuel Manager shall submit to Nicor Gas Control, with copies to PGL Gas Control, the minimum and maximum quantities of Gas requested to be received by Nicor from each transporting pipeline for the account of Elwood for the following Gas Day. Nicor will approve or modify the requested quantities and notify Fuel Manager by 8:00 a.m. Central Clock Time on the same calendar day.

(c) Next Day Flowing Gas to be Delivered

                        By 9:00 a.m. Central Clock Time each calendar day, Fuel Manager will advise Nicor of the estimated quantity Fuel Manager expects to deliver from each upstream pipeline to Nicor for the following Gas Day.

(d) Intraday Update(s) (Elwood Attachment A, sheet 0915 Revised PERC Forecast Burn)

(i) Fuel Manager is obligated to perform its responsibilities pursuant to this Agreement on a twenty-four (24) hours per day, seven (7) days per week basis. Fuel Manager shall be deemed to have received a Dispatch Form upon termination of the telephone call from Elwood to Fuel Manager or its after hours paging system.

(ii) At approximately 9:00 a.m. Central Clock Time each calendar day, Elwood Operators will provide Fuel Manager with the Dispatch Form. Fuel Manager shall confirm by telephone with Elwood Operators notice of receipt of the Dispatch Form and send an Intraday Update to Nicor. If revised, Fuel Manager shall promptly give telephone notification to Nicor and PGL Gas Control of any revised Dispatch Form at least 30 minutes prior to the planned start-up or shut-down of the Units and follow up with an Intraday Update to Nicor. Fuel Manager shall then promptly make all communications on Elwood's behalf pursuant to the Nicor T&B Agreement, including but not limited to, sending Intraday Update(s) and providing telephone notification to Nicor Gas Control, PGL Gas Control, and Elwood Commercial Manager. Fuel Manager shall provide fax or email distribution of all Intraday Update(s) to Nicor Gas Control, PGL Gas Control and to the Elwood Commercial Manager.

(iii) Fuel Manager's responsibilities also include preparing, submitting, confirming, adjusting and reconciling all necessary supply nominations on Nicor Gas' system.

(e) 0915 Revised PERC Forecast Burn (Attachment A, sheet 0915 RPFB)

                        In conjunction with an effective 0900 Revised Elwood Forecast Burn in accordance with Paragraph 1(b) above:

(i) Fuel Manager shall notify Nicor of any corresponding and desired change to the 0700 PERC Forecast Burn, in the form of a 0915 Revised PERC Forecast Burn, or in Fuel Manager's requested range of gas deliverability for the Gas Day(s), both in aggregate and by individual pipeline (sheet 0915 Revised MinMax), on or before 9:15 A.M. CCT on the Business Day prior to the Gas Day. Where there is an effective 0900 Revised Elwood Forecast Burn, PERC may, or may not, use such information to develop a 0915 Revised PERC Forecast Burn, but the absolute difference between (A) the 0900 Revised Elwood Forecast Burn plus Incremental Intraday Quantities, and (B) PERC's 0700 PERC Forecast Burn or 0915 Revised PERC Forecast Burn, if one, plus any Requested Authorized Use volumes, shall not exceed 241,600 MMBtu's on a Gas Day during a Summer Month and 67,400 MMBtu's on a Gas Day during a Non-Summer Month without notification and consent of Elwood, which shall not be unreasonably withheld or delayed.

(ii) Nicor shall have the ability to redetermine the Minimum Maximum Daily Nomination (MMDN), as determined by Nicor and communicated to Fuel Manager, on or before 8:00 A.M. CCT. Any such corresponding redetermination in MMDN quantities by Nicor due to an 0915 Revised PERC Forecast Burn shall be communicated to Fuel Manager on or before 9:45 A.M. CCT on the Business Day prior to the Gas Day(s).

(iii) Fuel Manager shall notify Nicor by 10:30 A.M. CCT each Business Day of the quantity of gas to be delivered by individual pipelines and in total (0915 Revised PERC Forecast Burn) and electronically nominate to Nicor on or before 11:30 A.M. CCT, within any revised MMDN quantities, if applicable, for the next Gas Day(s).

(iv) Nominations by Fuel Manager will be accepted by Nicor if received electronically by Nicor no later than 11:30 A.M. CCT on the Business Day prior to the Gas Day.

(v) For the Gas Days of Sunday and Monday and where in conjunction with a properly communicated and Nicor accepted change to the 0700 PERC Forecast Burn and any subsequent revision to the MMDN quantities, Fuel Manager shall be permitted to change its daily nomination on applicable interstate pipelines, and such nomination changes will be accepted by Nicor, if submitted by Fuel Manager and communicated to Nicor's Gas Control via facsimile no later than 11:30 A.M. CCT on the calendar day prior to the Gas Day, provided that such nomination change is mutually agreeable between Nicor and Fuel Manager.

(f) Elwood Energy Unit Status (Via email from plant operators, Example in sheet Unit Status of Elwood Attachment A)

                        Fuel Manager shall relay copies of Elwood Energy Unit Status reports received from Elwood via email to Nicor and PGL Gas Control and Elwood Commercial Manager for planning purposes.

(g) Nicor Critical Day or Effective Degree Day Limits (Section 2(b) of Nicor T&B Agreement)

                        Fuel Manager shall promptly notify Elwood Operators and Elwood Commercial Manager if Nicor storage is curtailed by reason of forecast Effective Degree Day operating conditions or Critical Day declaration (Section 2(b) of the Nicor T&B Agreement.). In this event service shall be nominated according to the Special Day provisions of this Agreement, and the 0700 PERC Forecast Burn shall equal the 0645 Elwood Forecast Burn, if the 0700 PERC Forecast Burn has not already been submitted to Nicor.

3. Fuel Manager's Reporting Obligations

Weekly: Fuel Manager shall provide at least weekly statements to Elwood pursuant to Section 3.2(b) of this Agreement. Such details shall include, without limitation, for each day of the week the Gas Daily Average indices, the daily volumetric activity and cumulative balances in the Nicor T&B Storage Accounts, consumption by the Units as measured by Nicor Gas and copies of the Fuel Manager's daily 0700 PERC Forecast Burns and 0915 Revised PERC Forecast Burns to Nicor Gas.

Monthly: Fuel Manager shall provide to Elwood by the 4th day of each month an estimate, based on best available data, of the consumption of Gas by the Units during the previous month.

All Communications with Nicor regarding Elwood Account: Any information Fuel Manager receives from Nicor, or gives to Nicor, regarding Elwood's account shall be provided by Fuel Manager to Elwood Commercial Manager and shall be considered Elwood's property, however Fuel Manager may retain a copy of all such records, unless otherwise agreed to by Elwood. Notices and distributions to Elwood or PERC shall follow the Contact List (of the Elwood Attachment A) for all email and fax communications and for written communication, the below names, addresses, and telephone numbers.

For Elwood:

Elwood Energy LLC
c/o Dominion Energy, Inc.
5000 Dominion Blvd
Glen Allen, Virginia 23060
Attention: General Manager
Telecopy No.: 804-273-2303
Telephone No.: 804-273-3269

with a copy to:

Elwood Energy LLC
150 North Michigan, 39th Floor
Chicago, IL 60601
Attention: Elwood Energy Commercial Manager
Telecopy No.: 312-762-1635

Telephone No.: 312-762-1616

For PERC:

Peoples Energy Resources Corp.
150 North Michigan Avenue
Suite 3900
Chicago, Illinois 60601
Attn: Daryll Fuentes
Telephone: (312) 762-1625
Facsimile: (312) 762-1634

with a copy to:

Peoples Energy Resources Corp.
150 North Michigan Avenue
Suite 3900
Chicago, Illinois 60601
Attn: Managing Director Midstream Services
Telephone: (312) 762-1627
Facsimile: (312) 762-1634

Each party shall have the right to change such notice address or add notice parties, by a notice given as aforesaid.

Attachment A

To EXHIBIT A
COMMUNICATIONS PROTOCOL

Elwood Attachment A.xls

COMMUNICATION PROTOCOL(Non Critical Day)
DAILY GAS SCHEDULING and NEXT DAY DISPATCH ORDERS (Non Critical Day)

TIME ACTIVITY WORKSHEET USED
6:45 A.M.	Elwood Commercial Manager (CM) provides Fuel Manager (FM) with 0645 Elwood Forecast Burn, next Gas Day(s)(via email) (sheet 0645 EFB).	0645 EFB
7:00 A.M.

FM provides Nicor with 0700 PERC Forecast Burn, next Gas Day(s) (via fax) (sheet 0700 PFB).
FM requests of Nicor Gas Control, Min/Max Flowing Gas, next Gas Day(s) (via fax) (sheet 0700 MinMax Flow).
Nicor Gas Control confers with Peoples Gas.

0700 PFB 0700 MinMax Flow
8:00 A.M.	Nicor Gas Control approves 0700 Min/Max Flowing Gas, next Gas Day(s) (via fax) (sheet 0700 MinMax Flow). Nicor Gas Control shares planned pipeline delivery information with Peoples Gas Control.	0700 MinMax Flow
9:00 A.M.	Power Customers inform Elwood Operations of next Gas Day power needs via Dispatch Form. Elwood Operations relays Dispatch Form to FM (phone call & Dominion Website).	Dispatch Form (example of webpage
9:00 A.M.	FM informs Nicor Gas Control of flowing gas supply purchases for 11:30 A.M. Noms (via fax) (sheet Intraday Update).	Intraday Update
9:00 A.M.	For Non-Summer Months only, FM calculates 0900 Revised Elwood Forecast Burn, next Gas Day(s), based on Dispatch Form received from Elwood Operations.	0900 REFB
9:15 A.M.

For Non-Summer Months only, FM relays to Nicor (via fax), PGL (via email) Gas Controls 0915 Revised PERC Forecast Burn (sheet 0915 RPFB) and revised Min/Max Flowing Gas request (sheet 0915 Revised MinMax) for increase in planned dispatch due to 9:00 A.M. Power Customer Dispatch Form for Units 5, 6, 7, & 8.

0915 RPFB 0915 Revised MinMax
9:45 A.M.

For Non-Summer Months only, Nicor Gas Control informs FM of revised Min/Max Flowing Gas authorization in response to a FM 9:15 A.M. revised Min/Max Flowing Gas request (via fax) (sheet 0915 Revised MinMax).

0915 Revised MinMax
10:30 A.M.	For Non-Summer Months only, FM informs Nicor Gas Control of next Gas Day flowing gas supply purchases for 11:30 A.M. Noms (via fax)(sheet 0900 REFB) in response to Dispatch Form for Units 5, 6, 7 & 8.	0900 REFB
11:30 A.M.	FM submits pipeline and citygate nominations for next Gas Day flowing gas (via Nicor's Gas Exchange System).	Via Nicor's Gas Exchange System
3:15 P.M.	FM confirms nominations for next Gas Day flowing gas (phone call) with Nicor Gas Control. FM and Nicor Rates Admin confirm plant volumes for prior Gas Day(s) (via Nicor email report).	Via Nicor email report

*For Non-Summer, Non-Special Day quantities applicable to Units 5, 6, 7, & 8 only.
Note, all sheets referred herein are included in the Elwood Attachment A.xls file.